Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183518

September 11, 2012

Computer Sciences Corporation

Final Term Sheet

September 11, 2012

This final term sheet supplements, and should be read in conjunction with, Computer Sciences Corporation’s preliminary prospectus supplement dated September 11, 2012 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated August 23, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Computer Sciences Corporation

Title of Securities:	2.500% Senior Notes due 2015 (the “2015 Notes”) 4.450% Senior Notes due 2022 (the “2022 Notes”)

Size:	2015 Notes: $350,000,000 2022 Notes: $350,000,000

Maturity:	2015 Notes: September 15, 2015 2022 Notes: September 15, 2022

Coupon (Interest Rate):	2015 Notes: 2.500% per year, accruing from September 18, 2012 2022 Notes: 4.450% per year, accruing from September 18, 2012

Yield to Maturity:	2015 Notes: 2.525% 2022 Notes: 4.490%

Spread to Benchmark Treasury:	2015 Notes: 220 bps 2022 Notes: 280 bps

Benchmark Treasury:	2015 Notes: 0.250% due August 15, 2015 2022 Notes: 1.625% due August 15, 2022

Benchmark Treasury Price and Yield:	2015 Notes: 99-25; 0.325% 2022 Notes: 99-13; 1.690%

Interest Payment Dates:	2015 Notes: March 15 and September 15 of each year, beginning March 15, 2013 2022 Notes: March 15 and September 15 of each year, beginning March 15, 2013

Redemption Provision:	Each series of notes will be redeemable as a whole or in part, at the issuer’s option, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes, and (ii) as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 35 basis points in the case of the 2015 Notes and 45 basis points in the case of the 2022 Notes, plus, in either of the above cases, accrued and unpaid interest to the date of redemption.

Price to Public:	2015 Notes: 99.929%, plus accrued interest, if any 2022 Notes: 99.681%, plus accrued interest, if any

Trade Date:	September 11, 2012

Settlement Date:	September 18, 2012 (T+5)

Ratings:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB (Negative) by Standard & Poor’s Ratings Services BBB (Negative) by Fitch, Inc.

CUSIP/ISIN:	2015 Notes: 205363 AM6 / US205363AM67 2022 Notes: 205363 AN4 / US205363AN41

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

BNY Mellon Capital Markets, LLC

Danske Markets Inc.

Goldman, Sachs & Co.

SMBC Nikko Capital Markets Limited

UBS Securities LLC

Wells Fargo Securities, LLC

Banca IMI S.p.A

Commerz Markets LLC

Lloyds Securities Inc.

PNC Capital Markets LLC

Standard Chartered Bank

SMBC Nikko Capital Markets Limited, Banca IMI S.p.A and Standard Chartered Bank are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the documents if you request it by calling or e-mailing, as the case may be, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com or Citigroup Global Markets Inc. at 1-877-858-5407.

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